Exhibit 4.1



                             ACNIELSEN CORPORATION

                           DEFERRED COMPENSATION PLAN



     1.   Purpose.

               The purpose of the Plan is to provide certain members of a select group of management or highly compensated employees of ACNielsen Corporation (the "Company") and its affiliates a means to defer receipt of compensation and to have such deferred amounts treated as if invested in specified investment vehicles in order to enhance the competitiveness of the Company's executive compensation program and, therefore, its ability to attract and retain key personnel necessary for the continued success and progress of the Company.

     2.   Definitions.

               The following terms used in the Plan shall have the meanings set forth below:

               (a) "Administrator" shall mean the person or persons to whom the Committee has delegated the authority to take any or all action under the Plan otherwise to be taken by the Committee, except as may otherwise be required under Section 8.

               (b) "Beneficiary" shall mean any person (which may include trusts and is not limited to one person) who has been designated by the participant in his or her most recent written beneficiary designation form filed with the Company to receive the benefits specified under the Plan in the event of the Participant's death. If no Beneficiary has been designated who survives the Participant's death, then Beneficiary means any person(s) entitled by will, or in the absence thereof, the laws of descent and distribution to receive such benefits.

               (c) "Beneficial Owner" shall have the meaning given such term in Rule 13d-3 under the Exchange Act.

               (d)  "Board" shall mean the Board of Directors of the Company.

               (e) "Change in Control" shall mean the occurrence of any one of the following events:

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                          (i)  any Person (other then the Company, any trustee
or other fiduciary holding securities under an employee benefit plan of the Company, or any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company), becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing twenty percent (20%) or more of the combined voting power of the Company's then-outstanding securities;

                          (ii) during any period of twenty-four (24) months
(not including any period prior to the Effective Date), individuals who, at the beginning of such period, constitute the Board, and any new director (other than (A) a director nominated by a Person who has entered into an agreement with the Company to effect a transaction described in Sections 2(e)(i), (iii) or (iv) of the Plan, (B) a director nominated by any Person (including the Company) who publicly announces an intention to take or to consider taking actions (including, but not limited to, an actual or threatened proxy contest) which, if consummated, would constitute a Change in Control, or (C) a director nominated by any Person who is the Beneficial Owner, directly or indirectly, of securities of the Company representing ten percent (10%) or more of the combined voting power of the Company's securities) whose election by the Board or nomination for election by the Company's stockholders was approved in advance by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof;

                          (iii)     the stockholders of the Company approve
any transaction or series of transactions under which the Company is merged or consolidated with any other company, other than a merger or consolidation
(A) which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than sixty-six and two thirds percent (66-2/3%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation and (B) after which no Person holds twenty percent (20%) or more of the combined voting power of the then-outstanding securities of the Company or such surviving entity; or

                          (iv) the stockholders of the Company approve a plan
of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets.

               (f) "Code" shall mean the Internal Revenue Code of 1986, as amended.

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               (g)  "Committee" shall mean the Compensation Committee of the
Board or any other directors of the Company designated as the Committee by the Board. Except as may otherwise be required under Section 8 or by applicable law, any function of the Committee may be delegated to the Administrator.

               (h) "Company" shall mean ACNielsen Corporation, a Delaware corporation.

               (i) "Company Account" shall mean the account or subaccount established and maintained by the Company for specified notional contributions, if any, made by the Company or an affiliate with respect to a Participant, as described in Section 6. A Company Account will be maintained solely as a bookkeeping entry by the Company to evidence unfunded obligations of the Company or an affiliate.

               (j) "Deferral Account" shall mean the account or subaccount established and maintained by the Company for specified deferrals by a Participant, as described in Section 6. A Deferral Account will be maintained solely as a bookkeeping entry by the Company to evidence unfunded obligations of the Company or an affiliate.

               (k)  "Effective Date" shall mean April 1, 2000.

               (l) "Fair Market Value" shall mean, on a given date, (i) with respect to any mutual fund, net asset value as reported in The Wall Street Journal with respect to the date of valuation, and (ii) with respect to any alternative investment, the value, as determined in good faith by the Committee, based on all relevant factors for determining the fair market value of an investment of such type and nature. In determining Fair Market Value, the Committee may rely upon a valuation made by independent third party appraisers experienced in the valuation of investments similar to the investment.

               (m) "Participant" shall mean any employee of the Company or any affiliate who is designated by the Committee as eligible to participate in the Plan and who makes an election to participate in the Plan.

               (n)  "Person" shall have the meaning given for purposes of
Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended.

               (o) "Plan" shall mean the ACNielsen Corporation Deferred Compensation Plan.

               (p) "Plan Year" shall mean the calendar year, except for the first Plan Year, which shall be a short Plan Year beginning April 1, 2000 and ending December 31, 2000.

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               (q)  "Trust" shall mean any trust or trusts established or designated by the Company to hold assets in connection with the Plan; provided, however, that the assets of such trusts shall remain subject to the claims of the general creditors of the Company in the event of an insolvency of the Company or, if applicable, its affiliate. The Company or the affiliate, as the case may be, shall be considered "insolvent" for purposes of this Plan and any Trust if (i) the Company or the affiliate is unable to pay its debts as they become due, or (ii) the Company or the affiliate is subject to a pending proceeding as a debtor under the United States Bankruptcy Code.

     3.   Administration.

               (a) Authority. Both the Committee and the Administrator (subject to the ability of the Committee to restrict the Administrator) shall administer the Plan in accordance with its terms, and shall have all powers necessary to accomplish such purpose, including the power and authority to construe and interpret the Plan, to define the terms used herein, to prescribe, amend and rescind rules and regulations, agreements, forms, and notices relating to the administration of the Plan, and to make all other determinations necessary or advisable for the administration of the Plan.
Any actions of the Committee or the Administrator with respect to the Plan shall be conclusive and binding upon all persons interested in the Plan, except that any action of the Administrator will not be binding on the Committee. The Committee and Administrator may each appoint agents and delegate thereto powers and duties under the Plan, except as otherwise limited by the Plan.

               (b) Administrator. The Administrator shall be appointed by, shall remain in office at the will of, and may be removed, with or without cause, by the Committee. The Administrator may resign at any time. The Administrator shall not be entitled to act on or decide any matter relating solely to himself or herself or any of his or her rights or benefits under the Plan. The Administrator shall not receive any special compensation for serving in his or her capacity as Administrator but shall be reimbursed for any reasonable expenses incurred in connection therewith. No bond or other security need be required of the Administrator in any jurisdiction.

               (c) Limitation of Liability. Each member of the Committee and the Administrator shall be entitled to, in good faith, rely or act upon any report or other information furnished to him or her by any officer or other employee of the Company or any affiliate, the Company's independent certified public accountants, or any executive compensation consultant, legal counsel, or other professional retained by the Company to assist in the administration of the Plan. To the maximum extent permitted by law, no member of the Committee or the Administrator, nor any person to whom

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ministerial duties have been delegated, shall be liable to any person for any action taken or omitted in good faith in connection with the interpretation and administration of the Plan.

               (d) Indemnification. To the maximum extent permitted by law, members of the Committee and the Administrator shall be fully indemnified and protected by the Company with respect to any action taken or omitted in good faith in connection with the interpretation or administration of the Plan.

     4. Participation. The Committee will notify each person of his or her eligibility to participate in the Plan not later than fifteen (15) days (or such lesser period as may be practicable in the circumstances) prior to any deadline for filing an election form.

     5.   Deferrals;  Company Contributions.

               (a)  Deferrals.

                          (i)  In General.  To the extent authorized by the
Committee, a Participant may elect to defer the following cash compensation or awards to be received from the Company or an affiliate: base salary, annual incentive awards and long-term incentive awards. The Committee may impose limitations on the amounts permitted to be deferred and other terms and conditions of deferrals under the Plan, including minimum and/or maximum periods of deferral. Any such limitations, and other terms and conditions of deferral, shall be set forth in the rules relating to the Plan or election forms, other forms, or instructions published by the Committee.

                          (ii) Deferral Elections.  Except as otherwise
provided by the Committee with respect to the first Plan Year, an election to defer must be made by a Participant prior to (i) the first day of the performance period for base salary and annual incentive awards, and (ii) the middle of the performance period for long-term incentive awards, and any such election must be received by the Committee prior to the date specified by the
Committee.   Once an election form, properly completed, is received by the
Company, the elections of the Participant shall be irrevocable; provided, however, that the Committee may, in its discretion, permit a Participant to change the form or timing of distribution by filing a later election form; and provided, further, that any election to change the form or timing of distribution be made (x) only while the Participant is an active employee at the Company or an affiliate and (y) at least one (1) full Plan Year prior to the date such amounts otherwise would be payable. Subject to the minimum deferral period set forth in Section 5(c) hereof, a Participant may elect to receive his or her payout at any time, and may elect to receive his or her payout in (i) a lump sum or (ii) from one (1) to ten (10) approximately equal annual installments.


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                          (iii)     Deferral Amounts.  Participants may elect
to defer up to fifty percent (50%) of base salary and up to one hundred percent (100%) of annual incentive awards and long-term incentive awards. Notwithstanding the above, with respect to the first Plan Year, Participants may make deferrals only with respect to (i) base salary earned after April 1, 2000, and (ii) annual incentive awards for 2000; deferrals will not be permitted of all or any portion of 1999-2000 long-term incentive awards.
With each election made, a Participant must defer a minimum of Five Thousand Dollars ($5,000). In no event may a Participant's deferral elections result in a reduction of his or her nondeferred compensation for the period to an amount below that necessary to satisfy applicable employment taxes on deferred and nondeferred compensation, benefit plan withholding amounts, and income tax withholding for nondeferred compensation.

               (b) Company Notional Contributions. The Company and any affiliate may, at any time, in their sole discretion, credit notional contributions to one or more Company Accounts established on behalf of a Participant. The vesting schedule and other terms and conditions for such notional Company contributions shall be established from time to time by the Committee in its sole discretion.

               (c) Deferral Period. At the time a deferral election is made, the Participant must specify the deferral period and the first payment date with respect to (i) amounts subject to such deferral and (ii) such portion of any Company contributions that vest in the Plan Year with respect to which such deferral election is made. To the extent a portion of a Company contribution vests during a Plan Year with respect to which no deferral election has been made by the participant, such amounts will be paid out in lump sum as of the first day of the second Plan Year following the Plan Year in which such vesting occurs. All deferral periods must be for a minimum of one (1) Plan Year (exclusive of the Plan Year in which the deferred amounts are earned), and the first payment date may be no sooner than the first day of the second Plan Year following the Plan Year in which the deferred amounts are earned.

     6.   Accounts.

               (a) Establishment of Accounts. One or more Deferral Accounts and one or more Company Accounts will be established for each Participant, as determined by the Committee. The amount of base salary or awards deferred with respect to each Deferral Account will be credited to a Participant's Deferral Account as of the date on which such amounts would have been paid to the Participant but for the Participant's election to defer receipt hereunder, unless otherwise determined by the Committee. Notional Company contributions shall be credited to a Participant's Company Account as of the date determined by the Committee. Participant deferrals and notional Company contributions will be deemed to be invested in one or more of the

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hypothetical investments, as provided in Section 6(b) hereof, as of the date of the deferral or credit, as the case may be. The amounts of hypothetical income and appreciation and depreciation in value of a Deferral Account or a Company Account will be credited and debited to, or otherwise reflected in, such Deferral Account or Company Account from time to time. Unless otherwise determined by the Committee, amounts credited to a Deferral Account or Company Account shall be deemed invested in a hypothetical investment as of the date so credited.

               (b) Hypothetical Investments. Subject to the provisions of Sections 6(c) and 8, amounts credited to a Deferral Account or Company Account shall be deemed to be invested, at the Participant's direction, in one or more of such mutual funds as may be specified from time to time by the Committee, and/or such other investment vehicles as may be specified from time to time by the Committee. The Committee may change or discontinue any hypothetical investment vehicle available under the Plan in its discretion.

               (c) Allocation and Reallocation of Hypothetical Investments. A Participant may allocate amounts credited to his or her Deferral Account or Company Account to one or more of the hypothetical investment vehicles authorized under the Plan. Subject to the rules established by the Committee, if more than one hypothetical investment vehicle is provided, a Participant may reallocate amounts credited to his or her Deferral Account or Company Account as of the first day of the calendar month next following the filing of Participant's election to one or more of such hypothetical investment vehicles, by filing with the Committee a notice, in such form as may be specified by the Committee, not later than the fifteenth (15th) day of the preceding month. The Committee may, in its discretion, restrict allocation into or reallocation by specified Participants into or out of specified investment vehicles or specify minimum or maximum amounts that may be allocated or reallocated by Participants.

               (d) Trusts. The Committee may, in its discretion, establish one or more Trusts (including sub-accounts under such Trust(s)), and deposit therein cash or other property in amounts not exceeding the amount of the Company's obligations with respect to a Participant's Deferral Account or Company Account established under this Section 6.

               (e)  Restrictions on Participant Direction.  The provisions of
Section 6(b), 6(c), and 7(c) notwithstanding, the Committee may restrict or prohibit reallocation of amounts deemed invested in specified investment vehicles, and subject such amounts to a risk of forfeiture and other restrictions, in order to conform to restrictions applicable to any award or amount deferred under the Plan and resulting in such deemed investment, to comply with any applicable law or regulation, or for such other purpose as the Committee may determine is not inconsistent with the Plan.


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     7.   Settlement of Deferral Accounts.

               (a) Payout of Deferrals. Payout of deferrals and vested notional Company contributions shall be made at the time and in the form elected by the Participant on his or her Deferral Election with respect to deferrals made and notional Company contributions (if any) vesting during the Plan Year for which the Deferral Election applies, or, in the absence of such an election, in accordance with Section 5(c) hereof.

               (b)  Payment in Cash.  The Company shall settle a
Participant's Deferral Account(s) and vested Company Account(s), and discharge all of its obligations to pay deferred compensation under the Plan with respect to such Accounts, by payment of cash equal to the Fair Market Value of the vested hypothetical amounts credited to the applicable Deferral Account or Company Account.

               (c) Forfeitures Under Other Plans and Arrangements. To the extent that any amount or award (i) is deposited in a Trust pursuant to
Section 6 in connection with (x) a deferral of such amount or award or (y) a notional Company contribution and (ii) is forfeited, the Participant shall not be entitled to the value of such award or amount, or any proceeds thereof or earnings thereon.

               (d)  Timing of Payments.

                          (i)  Payments in settlement of a Deferral Account or
a Company Account shall be made as soon as practicable after the date or dates (including upon the occurrence of specified events), and in such number of installments, as may be directed by the Participant in his or her election
relating to such Deferral Account or Company Account.   The Committee may set
a minimum amount for each distribution of deferrals and/or Company contributions. All amounts needed for a payment will be deemed withdrawn from the investment vehicle(s) as close in time as is practicable to the requested payment date. If a Participant has elected to receive installment payments, unpaid vested balances will continue to earn gains or losses based upon the performance of the investment vehicle(s) which such Participant has designated as his or her hypothetical investment(s).

                          (ii) In the event of  a Participant's death prior to
the payment of all vested amounts remaining in his or her Deferral Accounts or Company Accounts, such amounts shall be paid to the Participant's designated Beneficiary in a single lump sum.

                          (iii) Irrespective of any elections made by a
Participant, the Committee may provide that vested amounts credited to a Participant's Deferral Account or Company Account may be paid out in a single lump sum in the event of a Change in Control, the Participant's termination

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of employment from the Company or an affiliate (but ignoring transfers of employment between or among the Company or any of its affiliates), or a termination of the Plan affecting the Participant.

               (e) Financial Emergency and Other Payments. Other provisions of the Plan (except Section 8) notwithstanding, if, upon the written application of a Participant, the Committee determines that the Participant has a financial emergency of such a substantial nature and beyond the individual's control that payment of amounts previously deferred under the Plan is warranted, the Committee may direct the immediate lump sum payment to the Participant of the applicable portion of the vested balance of such Deferral Accounts and/or Company Accounts.

     8. Provisions Relating to Section 162(m) of the Code. It is the intent of the Company that any compensation (including any award) deferred or notional Company contribution made under the Plan by or in respect of a person who is, with respect to the year of payout, deemed by the Committee to be a "covered employee" within the meaning of Code Section 162(m) and regulations thereunder, which compensation constitutes "qualified performance-based compensation" within the meaning of Code Section 162(m) and regulations thereunder or otherwise qualifies for an exemption from Code
Section 162(m), shall not, as a result of deferral hereunder, become compensation with respect to which the Company in fact would not be entitled to a tax deduction under Code Section 162(m). Accordingly, unless otherwise determined by the Committee, if any compensation would become so disqualified under Code Section 162(m) as a result of deferral hereunder, the Committee may modify the terms of such deferral (including by means of accelerated or deferred payout) in order to ensure that the compensation would not, at the time of payout, be so disqualified. Similarly, the Committee may modify the terms of any deferral (including by means of accelerated or deferred payout) relating to compensation that does not constitute "qualified performance-based compensation" within the meaning of Code Section 162(m) or otherwise does not qualify for an exemption from Code Section 162(m) in order to permit the deductibility of such compensation under Code Section 162(m).

     9. Statements. The Committee will furnish statements to each Participant reflecting the amount credited to a Participant's Deferral Accounts and Company Accounts and transactions therein not less frequently than once each calendar year.

     10. Amendment/Termination. The Committee may, with prospective or retroactive effect, amend, alter, suspend, discontinue, or terminate the Plan at any time without the consent of Participants, stockholders, or any other person; provided, however, that, without the consent of a Participant, no such action shall materially and adversely affect the rights of such Participant with respect to any rights to payment of amounts credited to such Participant's Deferral Accounts or Company Accounts. Notwithstanding the

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foregoing, the Committee may, in its sole discretion, terminate the Plan (in whole or in part) with respect to one or more Participants and distribute to such affected Participants the amounts credited to their Deferral Accounts and Company Accounts in a lump sum as soon as reasonably practicable following such termination.

     11.  General Provisions.

               (a) Limits on Transfer of Awards. Other than by will, the laws of descent and distribution, or by appointing a Beneficiary, no right, title or interest of any kind in the Plan shall be transferable or assignable by a Participant (or his or her Beneficiary) or be subject to alienation, anticipation, encumbrance, garnishment, attachment, levy, execution or other legal or equitable process, nor subject to the debts, contracts, liabilities or engagements, or torts of any Participant or his or her Beneficiary. Any attempt to alienate, sell, transfer, assign, pledge, garnish, attach or take any other action subject to legal or equitable process or encumber or dispose of any interest in the Plan shall be void.

               (b) Receipt and Release. Payments (in any form) to any Participant or Beneficiary in accordance with the provisions of the Plan shall, to the extent thereof, be in full satisfaction of all claims for the awards or other compensation deferred and relating to the Deferral Account and/or Company Account to which the payments relate against the Company or any affiliate, the Administrator, or the Committee, and the Committee may require such Participant or Beneficiary, as a condition to such payments, to execute a receipt and release to such effect.

               (c) Unfunded Status of Awards, Creation of Trusts. The Plan is intended to constitute an "unfunded" plan for deferred compensation and Participants shall rely solely on the unsecured promise of the Company for payment hereunder. With respect to any payment not yet made to a Participant under the Plan, nothing contained in the Plan shall give a Participant any rights that are greater than those of a general unsecured creditor of the Company; provided, however, that the Committee may authorize the creation of Trusts, including but not limited to the Trusts referred to in Section 6 hereof, or make other or additional arrangements, including, but not limited to, investing in variable corporate owned life insurance policies, to meet the Company's obligations under the Plan, which Trusts or other arrangements shall be consistent with the "unfunded" status of the Plan unless the Committee otherwise determines with the consent of each affected Participant. In the event the Committee elects to invest in any corporate owned life insurance, the Participant shall consent to be insured and agree to submit to such medical examination(s) as may be required.

               (d) Compliance. A Participant in the Plan shall have no right to receive payment (in any form) with respect to his or her Deferral

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Account and/or Company account until legal and contractual obligations of the
Company relating to establishment of the Plan and the making of such payments shall have been complied with in full.

               (e) Other Participant Rights. No provision of the Plan or transaction hereunder shall confer upon any Participant any right to be employed by the Company or an affiliate, or to interfere in any way with the right of the Company or an affiliate to increase or decrease the amount of any compensation payable to such Participant. Subject to the limitations set forth in Section 11(a) hereof, the Plan shall inure to the benefit of, and be binding upon, the parties hereto and their successors and assigns.

               (f) Tax Withholding. The Company and any affiliate shall have the right to deduct from amounts otherwise payable in settlement of a Deferral Account or Company Account any sums that federal, state, local or foreign tax law requires to be withheld with respect to such payment.

               (g) Governing Law. The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of New York, without giving effect to principles of conflicts of laws, and applicable provisions of federal law.

               (h) Limitation. A Participant and his or her Beneficiary shall assume all risk in connection with any decrease in value of his or her Deferral Account and/or his or her Company Account and neither the Company, the Committee nor the Administrator shall be liable or responsible therefor.

               (i) Construction. The captions and numbers preceding the sections of the Plan are included solely as a matter of convenience of reference and are not to be taken as limiting or extending the meaning of any of the terms and provisions of the Plan. Whenever appropriate, words used in the singular shall include the plural or the plural may be read as the singular.

               (j) Severability. In the event that any provision of the Plan shall be declared illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining provisions of the Plan but shall be fully severable, and the Plan shall be construed and enforced as if said illegal or invalid provision had never been inserted herein.

               (k) Status. The establishment and maintenance of, or allocations and credits to, the Deferral Account or Company Account of any Participant shall not vest in any Participant any right, title or interest in and to any Plan or Company assets or benefits except at the time or times and upon the terms and conditions and to the extent expressly set forth in the Plan and in accordance with the terms of any Trust.

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     12.  Effective Date.  The Plan shall be effective as of April 1, 2000.















































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